Exhibit 10.8

MOSAIC IMMUNOENGINEERING INC.

2020 OMNIBUS INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK

Mosaic ImmunoEngineering Inc., a Delaware corporation (the “Company”) grants to you the following Restricted Stock pursuant to the Company’s 2020 Omnibus Incentive Plan (the “Plan”) and the attached Restricted Stock Award Agreement (the “Award Agreement”):

Participant:	[insert name]

Total Shares of Restricted Stock:	[insert number of shares]

Date of Grant:	[insert date]

Purchase Price Per Share:	[insert]

Vesting Commencement Date:	[insert Vesting Commencement Date]

Vesting Schedule:	[insert Vesting Schedule]

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MOSAIC IMMUNOENGINEERING INC.
2020 OMNIBUS INCENTIVE PLAN

Restricted Stock Award Agreement

Dear [insert name],

On [insert date], the Committee approved a grant of restricted stock (the “Restricted Stock”) to you to purchase Shares of common stock of Mosaic ImmunoEngineering Inc. (the “Company”) pursuant to the Mosaic ImmunoEngineering Inc. 2020 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in this Award Agreement shall have the meaning set forth in the Plan and the attached Notice of Restricted Stock (the “Notice”).

You are granted [insert number] Shares of Restricted Stock in the Company. The Date of Grant of the Restricted Stock is [insert date]. [insert, as applicable: The purchase price per Share of Restricted Stock is [ ]. The aggregate purchase price for the Shares shall be paid by you by a check payable to the order of the Company or such other method as may be acceptable to the Company. Upon receipt of said consideration by the Company for the Shares, the Company shall issue to the Participant one or more certificates in your name for that number of the Shares purchased by you.]

1.       Restrictions. Subject to the terms and conditions set forth herein, during the Period of Restriction, you shall not be permitted to sell, transfer, pledge or assign the Restricted Stock. The Company shall maintain possession of the certificates respecting the Restricted Stock during the Period of Restriction.

2.       Lapse of Restrictions. Subject to your not incurring a Separation from Service with the Company prior to the applicable vesting dates, the Shares of Restricted Stock shall vest at the time or times set forth in the Notice.

The Committee may accelerate the vesting of Restricted Stock in the event of a Change in Control, as defined in the Plan, provided that such vesting and exercisability is conditioned on the consummation of such Change in Control and either (i) the Participant’s service with the Company is terminated (except a termination for Cause, as defined in the Plan) in connection with, or within 24 months after, a Change in Control, or (ii) the Committee or the Board determines that (A) such outstanding shares of Restricted Stock will not be continued, assumed, converted and/or substituted, or (B) it is in the best interests of the Company to vest such outstanding shares of Restricted Stock.

3.       Rights as Shareholder; Limits on Transfer. Each Share of Restricted Stock represents a promise by the Company to deliver one Share to you upon vesting of the Restricted Stock. You will not have any rights of a shareholder with respect to any Share of Restricted Stock (including any voting rights) unless and until the Share of Restricted Stock vests and is settled. The Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the Period of Restriction. All rights with respect to the Restricted Stock shall be available during your lifetime only to you or your legal representative for the Period of Restriction.

Any certificate representing Shares shall bear legends substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer and/or voting of the Company securities):

“The securities represented by this certificate are subject to restrictions on transfer and an option purchase set forth in a restricted stock award agreement between the Company and registered owner of these shares (or such owner’s predecessor in interest), and such restricted stock award agreement is available for inspection without charge at the principal office of the Company.

The securities represented by this certificate, and the transfer thereof, are subject to the restriction on transfer provisions of the Bylaws of the Company, a copy of which is on file in, and may be examined at, the principal offices of the Company.

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The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold, pledged, or otherwise transferred without an effective registration thereof under such Act or applicable laws, or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required.”

4.       Dividends. Each Share of Restricted Stock shall be credited with an amount equal to the dividends paid on a Share between the Date of Grant and the date such Restricted Stock is no longer subject to a substantial risk of forfeiture (if at all). Dividends shall vest, if at all, upon the same terms and conditions governing the vesting of Restricted Stock under the Plan. Payment of the dividends shall be made at the same time as payment of the Restricted Stock and shall be made without interest or other adjustment. If the Share of Restricted Stock is forfeited, you shall have no right to dividends.

5.       Withholding Taxes; Section 83(b) Election.

(a)       You will be required to pay to the Company, and the Company will have the right to deduct from any compensation paid to you pursuant to this Award Agreement or otherwise, the amount of any required withholding or other applicable taxes in respect of the Restricted Stock, including upon the vesting and/or settlement of the Restricted Stock, and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding or other applicable taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation (income or employment) by authorizing the Company to withhold Shares from the Shares otherwise deliverable to you as a result of the vesting and settlement of the Restricted Stock; provided, however, that no Shares will be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(b)       You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this Award Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this Award Agreement.

(c)       The Restricted Stock is intended to constitute property that is subject to a substantial risk of forfeiture during the Period of Restriction, and subject to federal income tax in accordance with Section 83 of the Code. Section 83 of the Code generally provides that you will recognize compensation income with respect to the Restricted Stock at the expiration of the Period of Restriction in an amount equal to the then Fair Market Value of the Shares for which restrictions have lapsed. Alternatively, you may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Date of Grant in an amount equal to the Fair Market Value of the Restricted Stock subject to the election on the Date of Grant. Such election must be made within thirty (30) days of the Date of Grant and you shall immediately notify the Company if such an election is made. You should consult your tax advisors to determine whether a Section 83(b) election is appropriate.

6.       Compliance with Law. The issuance and transfer of the Shares will be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed. No shares of Stock will be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

7.       Electronic Delivery. The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

8.       Recovery of Compensation. The Shares of Restricted Stock will be subject to recoupment by the Company to the extent required to comply with applicable law or regulation or the rules of the stock exchange on which the Shares of the Company's common stock is traded, if any.

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9.       Notices. Any notice required to be delivered to the Company under this Award Agreement will be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to you under this Award Agreement will be in writing and addressed to you at the address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

10.       Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

11.       Interpretation. Any dispute regarding the interpretation of this Award Agreement will be submitted by you or the Company to the Committee for review. The resolution of such dispute by the Committee will be final and binding on you and the Company.

12.       Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon you and your beneficiaries, executors or Committees.

13.       Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

14.       Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment will adversely affect your material rights under this Award Agreement without your consent.

15.       Counterparts. This Award Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

The Plan is incorporated herein by reference and a copy is attached hereto. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement. You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and this Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. You further agree to notify the Company upon any change in your residence address indicated below.

PARTICIPANT	MOSAIC IMMUNOENGINEERING INC.

Signature	By

Print Name	Title

Residence Address

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